Exhibit 10.35

PURCHASE AGREEMENT
FOR HULL S414

between

The Seller Listed on Schedule I

and

Top Ships Inc.

dated as of

March 19, 2014

PURCHASE AGREEMENT
FOR HULL S414

This Purchase Agreement for Hull S414 (this "Agreement"), dated as of March 19, 2014, is entered into among the Stockholders set forth on Schedule I attached hereto (the "Seller") and Top Ships, Inc., a corporation formed under the laws of the Marshall Islands ("Purchaser").

RECITALS

Seller own all of the issued and outstanding shares (the "Purchased Shares") of capital stock of Monte Carlo Seven Shipping Company Limited (the "Company").  The Company owns a certain newbuilding contract for the construction of vessels, and, to avail itself of the benefit of such newbuilding contract, Purchaser desires to purchase, and Seller desire to sell, the Purchased Shares upon the terms and subject to the satisfaction of the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Acquisition Proposal" has the meaning set forth in Section 5.03.

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY or the Netherlands are authorized or required by Law to be closed for business.

"Cap" has the meaning set forth in Section 8.06(a).

"Charter Agreement" means the time charter agreement in respect of Hull No. S414 between the Company, Monte Carlo LAX Shipping Company Limited and EShips Tankers Ltd., including any amendments, addenda or agreements relating thereto.

"Closing" has the meaning set forth in Section 2.04.

"Closing Date" has the meaning set forth in Section 2.04.

"Collateral Source" has the meaning set forth in Section 8.07.

"Commission" means the United States Securities and Exchange Commission.

"Common Share" means shares of common stock of Purchaser, par value $0.01 per share.

"Company" has the meaning set forth in the recitals.

"Company Material Adverse Effect" means, with respect to the Company, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the Newbuilding Contract and the Company's right to receive the benefit of the full performance of such Newbuilding Contract from each other party thereunder on a timely basis; provided, however, that the following will not be considered when determining whether a Company Material Adverse Effect has occurred: (A) any general social, political or economic condition or event, the effects of which are not specific or unique to the Company, including stock market fluctuations, exchange rate fluctuations, acts of war or terrorism, or the consequences of the foregoing; (B) the general condition of the shipping industry, including any change in general industry conditions; (C) any change in Law; or (D) any change in GAAP or other applicable accounting rules.

"Constitutional Documents" means all constituent documents of the Company, including its articles of incorporation and bylaws, or such other similar documents, and any agreements to which the Company is a party.

"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

"Corporate Books" has the meaning set forth in Section 2.03(a)(ii).

"Corporate Records" means (a) the Constitutional Documents; (b) all minutes of meetings and resolutions of stockholders and directors of the Company; and (c) the Corporate Books.

"Deductible" has the meaning set forth in Section 8.06(a).

"Direct Claim" has the meaning set forth in Section 8.04(c).

"Dollars" or "$"  means the lawful currency of the United States.

"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership; provided, however, that for purposes of this Agreement, the term "Encumbrance" shall not include Permitted Encumbrances.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other Action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"EU" has the meaning set forth in Section 3.20(a)(i).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any successor act.

"Exchange Shares" means the Common Shares issued as consideration for the Purchased Shares as set forth on Section 2.02.

"Fundamental Representations" has the meaning set forth in Section 8.01.

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"HMT" has the meaning set forth in Section 3.20(a)(i).

"IFRS" means International Financial Reporting Standards; standards and interpretations adopted by the International Accounting Standards Board in effect from time to time.

"Indemnified Party" has the meaning set forth in Section 8.04.

"Indemnifying Party" has the meaning set forth in Section 8.04.

"Insurance Policies" has the meaning set forth in Section 3.10.

"Intellectual Property" has the meaning set forth in Section 3.09.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" has the meaning set forth in Section 3.06.

"Lien" means any lien, security interest, charge, option or encumbrance.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"Nasdaq" means the Nasdaq Global Select Market or any successor thereto.

"Newbuilding Contract" means the shipbuilding contract between the Company and the Tanker Builder in respect of Hull No. S414, including any specifications, extras or change orders, amendments, addenda or agreements relating thereto.

"OFAC" has the meaning set forth in Section 3.20(a)(i).

"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

"Permitted Encumbrances" means (i) liens for Taxes that are not yet due and payable or that are being contested in good faith, (ii) mechanics', workmen's, repairmen's, warehousemen's, carriers' and other statutory liens arising or incurred in the ordinary course of business that are not yet due and payable or that are not material in the amount and are being contested in good faith by appropriate proceedings, (iii) Encumbrances consisting of pledges or deposits made in connection with obligations under workers' compensation, unemployment insurance or similar Laws, (iv) restrictions on the transferability of securities arising under applicable securities Laws or the Transaction Documents; (v) liens for wages claimed by masters and seamen, claims for salvage expenses, claims for damage and masters disbursements so long as such amounts owed are not past due; (vi) liens for dock, harbor and canal charges and claims in respect of pollution damage so long as such amounts owed are not past due, (vii) other maritime liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to business of the Person in respect of which the Permitted Encumbrance was incurred, and (viii) Encumbrances which are imperfections of title that are typical for the applicable type of property and do not materially detract from its value or interfere with its present or ordinary use.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Public Filing" means the SEC Reports and any Current Report on Form 6-K furnished by Purchaser to the Commission in the last two years prior to the date hereof.

"Purchased Shares" has the meaning set forth in the recitals.

"Purchaser" has the meaning set forth in the preamble.

"Purchaser Corporate Guarantees" means, collectively, corporate guarantees issued by Purchaser to Central Mare Inc. for any amounts payable by Central Mare Inc. in connection with the applicable corporate guarantees issued in respect of the Newbuilding Contract.

"Purchaser Indemnitees" has the meaning set forth in Section 8.03.

"Purchaser's Knowledge" or any other similar knowledge qualification, means the actual knowledge of any officer of Purchaser, after due inquiry.

"Purchaser Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Purchaser, or (b) the ability of Purchaser to consummate the transactions contemplated hereby on a timely basis; provided, however, that the following will not be considered when determining whether a Purchaser Material Adverse Effect has occurred: (A) any general social, political or economic condition or event, the effects of which are not specific or unique to Purchaser, including stock market fluctuations, exchange rate fluctuations, acts of war or terrorism, or the consequences of the foregoing; (B) the general condition of the shipping industry, including any change in general industry conditions; (C) any change in Law; (D) any change in GAAP or other applicable accounting rules; or (E) any change resulting from the execution of this Agreement, the Transaction Documents or the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

"Purchaser Schedules" means the Schedules delivered by Purchaser concurrently with the execution and delivery of this Agreement.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Sanctions" has the meaning set forth in Section 3.20(a)(i).

"SEC Reports" has the meaning set forth in Section 3.05.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and any successor act.

"Seller" has the meaning set forth in the preamble.

"Seller Indemnitees" has the meaning set forth in Section 8.02.

"Seller's Knowledge" or any other similar knowledge qualification, means the actual knowledge of any officer of Seller, after due inquiry.

"Seller Material Adverse Effect" means, with respect to any Seller, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that the following will not be considered when determining whether a Seller Material Adverse Effect has occurred: (A) any general social, political or economic condition or event, the effects of which are not specific or unique to Seller, including stock market fluctuations, exchange rate fluctuations, acts of war or terrorism, or the consequences of the foregoing; (B) the general condition of the shipping industry, including any change in general industry conditions; (C) any change in Law; or (D) any change in IFRS, GAAP or other applicable accounting rules.

"Seller Shares" means, with respect to any Seller, that portion of the Purchased Shares owned by the applicable Seller.

"Tanker Builder" means Hyundai MIPO Dockyard Co., Ltd., a company organized under the laws of the Republic of Korea.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 8,04(a).

"Trading Day" means a full trading day (beginning at 9:30 a.m., New York City time, and ending at 4:00 p.m., New York City time) of the New York Stock Exchange.

"Transaction Documents" means this Agreement and the Purchaser Corporate Guarantees.

"UNSC" has the meaning set forth in Section 3.20(a)(i).

ARTICLE II

Purchase and sale

Section 2.01                      Purchase and Sale.  Subject to the terms and conditions set forth herein, at or prior to the Closing, Seller shall transfer the Purchased Shares to Purchaser in accordance with Section 2.03, and Purchaser shall pay to Seller the consideration specified in Section 2.02.

Section 2.02                      Consideration.  The aggregate consideration for the transfer of the Purchased Shares shall be paid by the issuance to the Seller of an aggregate number of Common Shares, determined by dividing (x) the dollar amount set forth opposite the Seller's name in column (4) on Schedule I attached hereto by (y) $1.00.

Section 2.03                      Transactions to be Effected at the Closing.

(a)           At or prior to the Closing, Seller shall deliver or shall have delivered to Purchaser:

(i)            stock certificates representing the Purchased Shares duly endorsed in blank or accompanied by stock powers in blank with all appropriate transfer stamps affixed thereto;

(ii)           the stock books, stock ledgers, minute books and corporate seals of the Company (the "Corporate Books"); and

(iii)          such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)           At or prior to the Closing, Purchaser shall deliver or shall have delivered to Seller:

(i)            the Purchaser Corporate Guarantees; and

(ii)           duly executed stock certificates in the name of the Seller representing ownership of the Exchange Shares.

Section 2.04                      Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. on the date that all of the conditions to Closing set forth in Article VI have been satisfied, or such other date as Purchaser and Seller may mutually agree upon in writing, at the offices of Top Ships Inc 1, Vass Sofias & Meg Alexandrou Street, Maroussi 151 24 (the day on which the Closing takes place being the "Closing Date").

ARTICLE III
Representations and warranties of Purchaser

Purchaser represents and warrants to Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof and as of the Closing Date.

Section 3.01                      Organization and Authority.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands. Purchaser has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02                      Capitalization.

(a)           The capitalization of Purchaser is as set forth in the Public Filings.  All of the issued and outstanding Common Shares have been duly authorized, are validly issued, fully paid and non-assessable.  The Exchange Shares are duly authorized and when issued in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Seller shall own all of the Exchange Shares, free and clear of all Encumbrances (except for any Encumbrances imposed or permitted by action of the Seller).  The Common Shares are listed on the Nasdaq and Purchaser has not received any notice of delisting.

(b)           All of the Common Shares were, and the Exchange Shares will be, issued in compliance with all applicable Laws. None of the Common Shares were, and the Exchange Shares will not be, issued in violation of any agreement, arrangement or commitment to which Purchaser is a party or is subject to or in violation of any preemptive or similar rights of any Person.

Section 3.03                      Subsidiaries.  All of the direct and indirect subsidiaries of Purchaser are set forth in the Public Filings.

Section 3.04                      No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser, except for such conflicts, violations or breaches that would not result in a Purchaser Material Adverse Effect; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Purchaser is a party or by which Purchaser is bound or to which any of its properties or assets are subject or any Permit affecting the properties, assets or business of Purchaser, except for such conflicts, violations, breaches, defaults or events that would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of Purchaser, except for such Encumbrances that would not, individually or in the aggregate, result in a Purchaser Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser or any Purchaser Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05                      SEC Reports; Financial Statements. Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in the SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries as of and for the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Section 3.06                      Liabilities. Except as set forth in the Public Filings, to Purchaser's knowledge no liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively "Liabilities") has occurred or exists, or would be reasonably expected to exist or occur, except those Liabilities which have been incurred in the ordinary course of business consistent with past practice and which, individually or in the aggregate, have not had and would not have a Purchaser Material Adverse Effect.

Section 3.07                      Material Changes, Undisclosed Events and Developments.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent Public Filing filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Purchaser Material Adverse Effect, (ii) Purchaser has not altered its method of accounting, (iii) Purchaser has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (iv) Purchaser has not issued any equity securities to any officer, director or Affiliate.  Purchaser does not have pending before the Commission any request for confidential treatment of information.

Section 3.08                      Title to Assets.  Purchaser and its subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of Purchaser and its subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Purchaser and its subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  All real or personal property and facilities held under lease by Purchaser and its subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

Section 3.09                      Intellectual Property. "Intellectual Property" means all intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by Purchaser and that in which Purchaser holds exclusive or non-exclusive rights or interests granted by or licensed from other Persons, including that Purchaser owns or has the right to use.  Purchaser has all Intellectual Property necessary to conduct its business as currently conducted, and to Purchaser's Knowledge: (i) Purchaser's conduct of its business as currently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating, diluting or misappropriating any Intellectual Property.

Section 3.10                      [Reserved]

Section 3.11                      Legal Proceedings; Governmental Orders. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser's Knowledge, threatened against or by Purchaser relating to or affecting Purchaser's business assets or capital stock which if determined adversely to Purchaser, would result in a Purchaser Material Adverse Effect.  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Purchaser's business, assets or capital stock which would have a Purchaser Material Adverse Effect.

Section 3.12                      Compliance With Laws; Permits.

(a)           Purchaser and each of its subsidiaries is in compliance, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b)           All material Permits, licenses, certificates, authorizations required for Purchaser and its subsidiaries to conduct its and their business have been obtained and are valid and in full force and effect. To Purchaser's Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit, license, certificate or authorization, which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Purchaser Material Adverse Effect.

Section 3.13                      Environmental Matters.

(a)           Purchaser and each of its Subsidiaries is currently and has been in compliance in all material respects with all Environmental Laws and has not, and neither Purchaser nor any subsidiary has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           Purchaser has obtained and is in compliance in all material respects with all Environmental Permits necessary for the ownership, charter, operation or use of its assets of Purchaser and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and, to Purchaser's Knowledge, Purchaser is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, charter, operation or use of any assets of Purchaser as currently carried out.

Section 3.14                      Employment Matters.  Purchaser is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance.

Section 3.15                      Taxes.

(a)           All Tax Returns required to be filed on or before the Closing Date by Purchaser or any Purchaser Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Purchaser (whether or not shown on any Tax Return) have been, or will be, timely paid, and no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Purchaser.

(b)           No claim has been made by any taxing authority in any jurisdiction where Purchaser does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(c)           Purchaser is not a party to any Action by any taxing authority.

(d)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Purchaser.

Section 3.16                      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

Section 3.17                      No Registration Rights.  Except as set forth in the Transaction Documents and the Public Filing, there are no contracts, agreements or understandings between Purchaser and any person granting such person the right to require Purchaser to file a registration statement under the Securities Act with respect to securities of Purchaser.

Section 3.18                      Investment Act of 1940.  Purchaser is not, and after giving effect to the sale of the Exchange Shares will not be, required to register as an "investment company" as such term is defined in the Investment Act of 1940, as amended.

Section 3.19                       Anti-Bribery.  Neither Purchaser nor any Purchaser subsidiary, nor to Purchaser's Knowledge any of their Affiliates, directors, officers, or employees, any of their agents or representatives, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "government official" (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and Purchaser and its subsidiaries, and to Purchaser's Knowledge, its Affiliates have conducted their businesses in compliance in all material respects with applicable anti-corruption Laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such Laws and with the representation and warranty contained herein.

Section 3.20                      Sanctions.  Neither Purchaser nor any Purchaser subsidiary, nor to Purchaser's Knowledge, any of their respective directors, officers, employees, agents, Affiliate or representative, is a Person that is, or is owned or controlled by a Person that is:

(i)           the subject of any sanctions administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), the United Nations Security Council ("UNSC"), the European Union ("EU"), Her Majesty's Treasury ("HMT"), or other relevant sanctions authority (collectively, "Sanctions"), nor

(ii)           located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).

Section 3.21                      No Restrictions on Dividends.   No Purchaser subsidiary is currently prohibited, directly or indirectly, from paying any dividends to Purchaser, from making any other distribution on such Purchaser subsidiary's capital stock, from repaying to Purchaser any loans or advances to such subsidiary from Purchaser or from transferring any of such subsidiary's property or assets to Purchaser or any other subsidiary of Purchaser.

Section 3.22                      Full Disclosure. To Purchaser's Knowledge, no representation or warranty by Purchaser in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.23                      NO OTHER REPRESENTATIONS OR WARRANTIES.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, PURCHASER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO PURCHASER, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER MATTERS INCLUDING ANY REPRESENTATION OR WARRANTY AS TO FINANCIAL PROJECTIONS, AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY DISCLAIMED.

ARTICLE IV
Representations and Warranties of Seller

The Seller hereby severally and not jointly represents and warrants to Purchaser that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date with respect to itself and the Company (as applicable).

Section 4.01                      Organization and Authority. The Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.02                      Company Representations.  With respect to the Company:

(a)           set forth on Schedule I in column (2) is the number of Seller Shares that Seller is selling to Purchaser hereunder.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Marshall Islands;

(b)           Seller has heretofore delivered to Purchaser complete and correct copies of the Constitutional Documents as currently in effect.  The Corporate Records are accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and in compliance with the Constitutional Documents.  The Company is not in default under or in violation of its Constitutional Documents;

(c)           the Seller Shares listed in column (2) of Schedule I constitute all of the issued and outstanding shares of capital stock of the Company, all such shares are duly authorized, validly issued, fully paid and non-assessable and are owned legally and beneficially by Seller.  Other than this Agreement, there is no subscription, option, warrant, preemptive right, call right or other right, agreement or commitment of any nature relating to the voting, issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) relating to Seller Shares or any other capital or voting interests of the Company, whether issued or unissued and there is no obligation on the part of Seller or the Company to grant, extend or enter into any of the foregoing.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company;

(d)           Seller owns and holds its Seller Shares free and clear of all Encumbrances.  No Person, other than Purchaser, holds, or has any agreement, option, right or privilege capable of becoming an agreement for the purchase from Seller of, any of Seller's Seller Shares.  At the Closing, Seller will transfer, assign and transmit good and marketable title to and deliver its Seller Shares to Purchaser, free and clear of all Encumbrances;

(e)           the Company does not own equity or similar investments (or commitments to make any such investments), directly or indirectly, in or with any Person;

(f)           other than the Newbuilding Contract, Charter Agreement or Contracts with Purchaser, the Company is not a party to any Contract or has authorized, agreed or entered into any Contract;

(g)           Other than Liabilities arising out of the Newbuilding Contract, Charter Agreement or Contracts with Purchaser, the Company does not have any Liabilities;

(h)           No Tax Returns are, or have ever been, required to be filed by, or with respect to, the Company.  The Company does not have and will not have any Tax liability for any time at or prior to the Closing;

(i)           No power of attorney or similar authorization given by the Company presently is in effect or outstanding.  The Company is not subject to any Law or Order or requirement of any Governmental Entity which is not of general application to Persons carrying on a business similar to the Company's business; and

(j)           Seller has delivered to Purchaser a complete and accurate list of all bank accounts, savings deposits, money-market accounts, certificates of deposit, safety deposit boxes, and similar investment accounts with banks or other financial institutions maintained by or on behalf of the Company showing the depository bank or institution address, appropriate bank contact personnel, account number and names of signatories.

Section 4.03                      No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller (to the extent applicable) the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, except for such conflicts, violations or breaches that would not result in a Seller Material Adverse Effect or a Company Material Adverse Effect; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties or assets are subject or any Permit affecting the properties, assets or business of Seller or the Company, except for such conflicts, violations, breaches, defaults or events that would not, individually or in the aggregate, result in a Seller Material Adverse Effect or Company Material Adverse Effect; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of Seller or the Company, except for such Encumbrances that would not, individually or in the aggregate, result in a Seller Material Adverse Effect or Company Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04                      Newbuilding Contract and Charter Agreement.

(a)           The Newbuilding Contract and Charter Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company, nor to Seller's knowledge any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, the Newbuilding Contract or Charter Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under the Newbuilding Contract or Charter Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(b)           The Seller has made available to Purchaser true and complete copies of the Newbuilding Contract and Charter Agreement, including all specifications, plans, drawings, manuals, change orders, addenda, amendments and waivers thereof, and any related materials.

(c)           The Seller has delivered a list of all of the amounts paid by the Company and/or any of their respective Affiliates as of the date hereof to shipyards pursuant to the Newbuilding Contract as of the date of this Agreement, and there are no amounts currently due or payable under such Newbuilding Contract.

Section 4.05                      Investment Purpose. The Seller is acquiring the Exchange Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Seller acknowledges that the Exchange Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Exchange Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.06                      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.07                      Legal Proceedings. There are no Actions pending or, to Seller's knowledge, threatened against Seller or any Company that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or adversely affecting the Company or Purchased Shares. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.08                      NO OTHER REPRESENTATIONS OR WARRANTIES.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO SELLER, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER MATTERS INCLUDING ANY REPRESENTATION OR WARRANTY AS TO FINANCIAL PROJECTIONS, AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY DISCLAIMED.

ARTICLE V
Covenants

Section 5.01                      Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; (y) use reasonable best efforts to maintain and preserve intact the current organization and  business of the Company and to preserve the rights, goodwill and business relationships of the Company; and (z) not amend or breach any Newbuilding Contract or Charter Agreement, or allow or waive any breach by any other party thereto of any Newbuilding Contract or Charter Agreement.

Section 5.02                      Access to Information.  From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Purchaser and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Purchaser and its Representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Purchaser in its investigation of the Company.

Section 5.03                      Exclusivity.  The Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; (iii) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of the Company, or (iv) the sale by Seller of all or any portion of its Purchased Shares.

Section 5.04                      Notice of Certain Events.

(a)           From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing of:

(i)           any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Company Material Adverse Effect, in each case with respect to Seller, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VI to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)           any Actions commenced or, to Seller's Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to amend Seller's representations and warranties or that relates to the consummation of the transactions contemplated by this Agreement.

(b)           Purchaser's receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.05                      Confidentiality.  From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the applicable Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.06                      Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any further public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.07                      Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
Conditions to Closing

Section 6.01                      Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the conditions that (a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and (b) that a fairness opinion from Seaborne Capital Advisors Ltd shall have been received, which fairness opinion shall opine that the transactions contemplated hereby are fair in all material respects to the Purchaser.

Section 6.02                      Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser's waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Seller Material Adverse Effect or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Seller Material Adverse Effect or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           The deliverables specified in Section 2.03(a) shall have been received by the Purchaser.

(d)           No Action shall have been commenced against Purchaser, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)           From the date of this Agreement, there shall not have occurred any Seller Material Adverse Effect or a Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Seller Material Adverse Effect or a Company Material Adverse Effect.

Section 6.03                      Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)           The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Purchaser Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Purchaser Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           The deliverables specified in Section 2.03(b) shall have been received by the Seller.

(d)           No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

ARTICLE VII
[Reserved]

ARTICLE VIII
Indemnification

Section 8.01                      Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.09, Section 3.15, Section 3.17, Section 3.18, Section 4.01, Section 4.02, Section 4.03, Section 4.04 Section 4.05, and Section 4.06 (the "Fundamental Representations") shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02                      Indemnification By Purchaser. Subject to the other terms and conditions of this ARTICLE VIII, Purchaser shall indemnify and defend the Seller and its respective Affiliates and Representatives (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement (in each case determined without regard to any qualifications therein referencing "materiality", "Material Adverse Effect" or other words of similar import or effect) as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or in any Transaction Document.

Section 8.03                      Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend Purchaser and its Affiliates and Representatives (collectively, the "Purchaser Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (in each case determined without regard to any qualifications therein referencing "materiality", "Material Adverse Effect" or other words of similar import or effect), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or in any Transaction Document.

Section 8.04                      Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the "Indemnifying Party".

(a)           Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Purchaser, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim from the Indemnifying Party. Purchaser and Seller shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

Section 8.05                      Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 3.25%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.06                      Limitation on Indemnification.

(a)           The Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.02 or Section 8.03 until the aggregate amount of Losses suffered by the Indemnified Parties hereunder exceeds $110,000 (the "Deductible"), after which the Indemnified Parties shall be indemnified for the entire amount of Losses in excess of the Deductible up to the amount of the Cap (as defined below).  The aggregate amount of Losses for which the Indemnified Parties shall be entitled to indemnification pursuant to Section 8.02 or Section 8.03 shall be $2,200,000 (the "Cap"). Notwithstanding anything to the contrary contained herein, neither the Deductible nor the Cap shall apply to claims made with respect to any Fundamental Representation.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, the parties shall take commercially reasonable steps (to the extent then available or possible) to mitigate all Losses (including by pursuing available insurance and third party claims) upon and after becoming aware of any event that could reasonably be expected to give rise to such Losses (provided that the costs of such mitigation shall be indemnifiable Losses hereunder).

Section 8.07                      Losses Net of Insurance; Damages; Mitigation.  The amount of any Loss for which indemnification is provided under Section 8.2 or Section 8.3 shall be net of (a) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) received as an offset against such Loss (each such source of recovery, a "Collateral Source") and (b) an amount equal to the present value of the tax benefit, if any, attributable to such Loss.  Notwithstanding anything to the contrary contained in Section 8.2 or Section 8.3, no indemnification shall be provided under the Agreement with respect to any Losses that are incidental damages, consequential damages, special damages, damages arising out of business interruption or lost profits, damages arising through the application of any multiplier to any Losses or punitive damages; provided that Losses of any Indemnified Party will include any of such Losses to the extent that they are actually adjudicated as due and actually paid by such Indemnified Party to a third party in connection with an indemnified third party claim.

Section 8.08                      Effect of Investigation. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 8.09                      Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE IX
Termination

Section 9.01                      Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Seller and Purchaser;

(b)           by Purchaser by written notice to Seller if:

(i)           Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller's receipt of written notice of such breach from Purchaser; or

(ii)           any of the conditions set forth in Article VI shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 18, 2014, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)           by Seller by written notice to Purchaser if:

(i)           Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Purchaser within ten (10) days of Purchaser's receipt of written notice of such breach from Seller; or

(ii)           any of the conditions set forth in Article VI shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 18, 2014, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)           by Purchaser or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02                      Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01                    Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02                    Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Purchaser:
Top Ships Inc.
Attention: Chief Financial Officer
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
E-mail: atsirikos@topships.org

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP
Attention: Gary J. Wolfe, Esq.
One Battery Park Plaza
New York, NY 10004
Facsimile:  (212) 480-8421
E-mail: wolfe@sewkis.com

If to Seller:	George Economou G.C. Economou & Associates Law Firm 11, Kanari Street 106 71 Athens, Greece Telephone: +30 210 3640030 Fax: +30 210 3640082 E-mail: economou@gce-associates.gr
Section 10.03                    Interpretation.  For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04                    Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05                    Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06                    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 10.07                    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08                    No Third-party Beneficiaries.  Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09                    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10                    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, UNLESS ANY SUCH FEDERAL COURT DETERMINES THAT IT LACKS JURISDICTION, IN WHICH CASE SUCH PROCEEDING SHALL BE INSTITUTED IN THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN.  AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11                    Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12                   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:
TOP SHIPS, INC.
By: /s/ Alexandros Tsirikos Name: Alexandros Tsirikos Title: Director

SELLER:
OSCAR SHIPHOLDING LTD
By: /s/ Georgios Pagkalos Name: Georgios Pagkalos Title: President/Treasurer/Director

SCHEDULE I

(1)	(2)	(3)	(4)
Seller	Seller Shares	Exchange Shares	Consideration

OSCAR SHIPHOLDING LTD	500	10,990,000	$10,990,000